Filed Pursuant to Rule 433
Final Term Sheet
July 7, 2010
Relating to Preliminary Prospectus Supplement
dated July 7, 2010
Registration Statement No. 333-165156
Time Warner Inc.
$1,000,000,000 3.15% Notes due 2015
$1,000,000,000 4.70% Notes due 2021
$1,000,000,000 6.10% Debentures due 2040

Issuer:	Time Warner Inc.

Guarantors:	Historic TW Inc. Home Box Office, Inc. Turner Broadcasting System, Inc.

Securities:	$1,000,000,000 3.15% Notes due 2015 (the “2015 Notes”) $1,000,000,000 4.70% Notes due 2021 (the “2021 Notes”) $1,000,000,000 6.10% Debentures due 2040 (the “2040 Debentures”)

Size:	2015 Notes 2021 Notes 2040 Debentures	$1,000,000,000 $1,000,000,000 $1,000,000,000

Maturity Dates:	2015 Notes 2021 Notes 2040 Debentures	July 15, 2015 January 15, 2021 July 15, 2040

Coupon:	2015 Notes 2021 Notes 2040 Debentures	3.15% 4.70% 6.10%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2011

Price to Public:	2015 Notes 2021 Notes 2040 Debentures	99.881% 99.762% 99.931%

Benchmark Treasury:	2015 Notes 2021 Notes 2040 Debentures	1.875% due June 30, 2015 3.500% due May 15, 2020 4.625% due February 15, 2040

Benchmark Treasury Yield:	2015 Notes 2021 Notes 2040 Debentures	1.776% 2.979% 3.955%

Spread to Benchmark Treasury:	2015 Notes 2021 Notes 2040 Debentures	Plus 140 bps Plus 175 bps Plus 215 bps

Yield:	2015 Notes 2021 Notes 2040 Debentures	3.176% 4.729% 6.105%

Make-Whole Call:	2015 Notes 2021 Notes 2040 Debentures	Treasury Rate plus 25 bps Treasury Rate plus 30 bps Treasury Rate plus 35 bps

Expected Settlement Date:	July 14, 2010 (T+5) It is expected that delivery of the securities will be made against payment therefor on or about July 14, 2010, which will be the fifth business day following the date of pricing of the securities (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market for securities that are priced after 4:30 p.m. Eastern time on the date such securities are priced generally are required to settle in four business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the date of pricing will be required, by virtue of the fact that the securities initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000

CUSIP/ISIN:	2015 Notes 2021 Notes 2040 Debentures	887317 AJ4/US887317AJ49 887317 AG0/US887317AG00 887317 AH8/US887317AH82

Anticipated Ratings:	2015 Notes	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

	2021 Notes	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

	2040 Debentures	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC
Banc of America Securities LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
RBS Securities Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Daiwa Securities America Inc.
Lloyds TSB Bank plc
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Samuel A. Ramirez & Company, Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
Svenska Handelsbanken AB (publ)
The Williams Capital Group, L.P.
UBS Securities LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, Citigroup Global Markets Inc. toll free at (877) 858-5407, J.P. Morgan Securities Inc. collect at (212) 834-4533 or Wells Fargo Securities, LLC toll free at (800) 326-5897.